EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-112586 and 333-117974) of The Providence Service Corporation of our report dated March 11, 2005 relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting which is incorporated in this Annual Report (Form 10-K) of The Providence Service Corporation for the year ended December 31, 2004.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

March 14, 2005